302

# JOINT DEVELOPMENT AND TECHNOLOGY LICENSING AGREEMENT

**between**

**LUCENT TECHNOLOGIES INC.**

**and**

**Technoprises, Ltd.**

**Effective as of May 28, 2004**

**Relating to DOCSIS 1.0 and DOCSIS 1.1 Cable Modem Termination Systems, Home Media Gateway and Cross Media Router**

AK/AO

# JOINT DEVELOPMENT AGREEMENT

## TABLE OF CONTENTS

# JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT ("Agreement"), effective as of May 28, 2004 ("Effective Date"), is made by and between Lucent Technologies Inc., a Delaware corporation, with offices located at 600 Mountain Avenue, Murray Hill, New Jersey 07974-0636 ("Lucent") and Technoprises, Ltd., a corporation organized under the laws of Israel, with offices located at Raul Wallemberg 12, Ramat Hachayal, 69719, Israel ("Company"). Lucent and Company are sometimes referred to herein individually as a "Party" and collectively as the "Parties". The Parties agree as follows:*

## ARTICLE I
## DEVELOPMENT PROJECT

### 1.01 Scope of Development Project

The Parties shall, during the Development Period, use reasonable efforts to work cooperatively with each other in order to (a) perform the Development Project relating to Cable Modem Termination Systems technology (the "CMTS" technology) described in the initial Statement of Work (SOW) in Appendix B1, pursuant to the time schedules contained therein, and (b) to generate two additional Product Definitions relating to (i) cross media router technology (the "CMR Technology") and (ii) home media gateway technology (the "HMG Technology"). While the present Agreement will result in actual development of only the CMTS technology, the ultimate goal is to also agree on terms, conditions, prices and schedules that will permit subsequent development of the CMR Technology and the HMG Technology in accordance with the respective Product Definitions.

During the course of the Development Project, it is anticipated that Developed Information will be produced by the Parties. Developed Information may include Technical Information, Hardware and/or Software. Representatives for Lucent and Company shall meet as needed, either in person or by telephone, to evaluate and discuss the progress of the Development Project. Lucent will allocate sufficient technical staff to perform the Development Project. The specific staff composition of the Lucent team will be determined by Lucent.

### 1.02 Cost of Development Project

The cost of the Development Project to be paid by Company to Lucent are set forth in Appendix B2.

* Any term in capital letters that is defined in Appendix A - Definitions shall have the meaning specified therein.

DK/AO

### 1.03 Pricing for Provision of Licensed Products to Lucent

Company agrees that, during the entire terms of the licenses granted pursuant to Sections 2.04 and 2.05, Company shall offer Licensed Product to Lucent at prices and on terms (including delivery schedules) that are at least as favorable as those offered to any of its other customers that have purchased similar quantities of Licensed Product.

## ARTICLE II
## INTELLECTUAL PROPERTY

### 2.01 Existing Intellectual Property

Except as provided in Sections 2.04 and 2.05 below, all right, title and interest in and to inventions, patents, works of authorship, trade secrets, know-how or any other intellectual property existing prior to the Effective Date of this Agreement shall remain vested in the Party that owns it immediately prior to the Effective Date. By way of illustration and not of limitation, the technology known as Cable Modem Termination Systems for the DOCSIS 1.0 standard (the "DOCSIS 1.0") and the Cable Modem Termination Systems for the DOCSIS 1.1 (the "DOCSIS 1.1") heretofore developed by Lucent constitute existing Lucent intellectual property.

### 2.02 Rights in Developed Information

(a) Except as specifically provided otherwise in this Agreement, all works of authorship, trade secrets, know-how or any other intellectual property first created and reduced to tangible, recordable or permanent form, solely by employees, contractors, consultants or agents of one Party during the Development Period and as a direct result of work performed under this Agreement and in furtherance of the Development Project _shall be termed "Developed Information" of such party and shall be owned solely by that Party.

(b) Except as specifically provided otherwise in this Agreement, all Developed Information created jointly by one or more employees, contractors, consultants or agents of one Party working in conjunction with one or more employees, contractors, consultants or agents of the other Party during the Development Period, and as a direct result of work performed under this Agreement, shall be owned jointly by both Parties. Subject to the provisions of Sections 2.12, 4.01 and 4.02, each Party shall have the right to grant nonexclusive licenses under jointly owned Developed Information, and each Party hereby consents to the granting of such licenses by the other Party. Each Party shall have the right to retain all royalties that it receives for granting licenses, without accounting therefore to the other Party.

(c) Notwithstanding Sections 2.02(a) and 2.02 (b), Developed Information shall not include (a) the portion of Lucent Information that is defined in Section 2.01 above or (b) the portion of Company Information that is defined in Section 2.01 above.

(d) Nothing contained in this Agreement shall preclude either party from including Developed Information in a patent application for a sole invention as described in Section 2.03(a) or for a joint invention as described in Section 2.03(b).

**2.03 Rights in Inventions**

**(a) Sole Inventions**

(i) All right, title and interest in and to inventions first conceived solely by a Party during the Development Period and arising out of the Development Project, which inventions are not made jointly with employees, contractors, consultants or agents of the other Party, shall remain vested in the Party which created it.

(ii) Either Party may file patent applications for its sole inventions, but neither Party shall be required to file such patent applications, secure any patent or maintain any patent.

**(b) Joint Inventions**

(i) For purposes of this Agreement, a Joint Invention shall mean any invention made by one or more of Lucent's employees, contractors, consultants or agents working on the Development Project jointly with one or more of Company's employees, contractors, consultants or agents, which Joint Invention is first conceived or first actually reduced to practice during the Development Project.

(ii) The following provisions shall apply only with respect to any Joint Invention:

(A) Lucent shall have the first right to file a patent application in the United States on such Joint Invention and it shall notify Company whether it elects to file such application either before or at the time the development project is complete.

(B) Company shall have the right to file a patent application in the United States on such Joint Invention in any case in which Lucent does not elect to file pursuant to Section 2.05(ii)(A) hereof.

(C) The Party that elects to file a patent application on such Joint Invention in the United States shall have the first right of election to

file a corresponding patent application in each foreign country or, where applicable, community of countries. Such Party shall notify the other Party of those foreign countries, if any, in which it elects to file such patent applications. The other Party shall have the right to file patent applications on such Joint Inventions in all other foreign countries.

(D) The expenses for preparing, filing and prosecuting each application, and for issue of the respective patents, shall be borne by the Party which prepares and files the application, The other Party shall have the right to review and comment on each such application prior to its filing, and shall furnish the filing Party with all documents, information, or other assistance that may be necessary for the preparation, filing and prosecution of each such application.

(E) In the case of an application for patent that is filed in a country that requires the translation of the application or payment of taxes, maintenance fees or annuities on a pending application or on an issued patent, the Party that files the application shall pay such taxes, maintenance fees or annuities on the pending application or the issued patent.

(F) In order for a Party to claim an undivided one-half (1/2) interest in each application and patent for a Joint Invention pursuant to Section 2.03(ii)(G) below, such Party shall first reimburse the other Party for one-half (1/2) of the expenses associated with official patent office fees, taxes, maintenance fees or annuities and translation costs associated with each such application and patent. In the event a Party elects not to make such reimbursement, the other Party shall nevertheless grant to the Party and its Subsidiaries personal, non-transferable, nonexclusive, royalty-free, licenses (with no sublicensing rights) under such patent application or issued patent to make, have made, use, lease, sell, offer for sale and import. Such nonexclusive licenses shall be for any and all products and services of the kinds furnished or used in the operation of the Party's and its Subsidiaries' businesses.

(G) Subject to the provisions of Section 2.03(b)(ii)(F), the Parties shall each have an equal title interest in each application and patent for such Joint Inventions, with Company holding an undivided one-half (1/2) interest and Lucent holding an undivided one-half (1/2) interest.

(H) Subject to the provisions of Section 2.03(b)(ii)(F), each Party shall have the right to grant nonexclusive licenses under applications and patents covering such Joint Inventions, and each Party hereby

consents to the granting of such licenses by the other Party. Each Party shall have the right to retain all royalties that it receives for granting licenses, without accounting therefor to the other Party. The limitations on Lucent use of Developed Information set forth in Section 2.12 shall not restrict Lucent's licensing rights pursuant to this Section 2.03(b)(ii)(H).

**2.04 Patent Licenses**

(a) Provided that Company has paid development fees as set forth in Appendix B2 and the royalties as set forth in Section 2.06, and subject to the provisions of this Agreement, Lucent hereby grants to Company a personal, non-transferable (except as permitted in Section 5.08), worldwide and non-exclusive license (without any right to sublicense) under (a) patents and/or patent applications listed in Appendix C, and (b) patents on sole inventions (as defined in Section 2.03(a) owned by Lucent, to (i) perform the Development Project during the Development Period, and (ii) to make, have made, use, sell and import Licensed Products.

(b) Subject to the provisions of this Agreement, Company hereby grants to Lucent a worldwide, non-exclusive, royalty free, personal, non-transferable (except as permitted in Section 5.08) license (without any right to sublicense) under (i) patents and/or patent applications owned or controlled by Company at any time during the Term of this Agreement, (ii) patents on sole inventions (as defined in Section 2.03(a) owned by Company, solely to perform the Development Project during the Development Period. In addition, subject to the provisions of this Agreement, Company hereby grants to Lucent a worldwide, non-exclusive, perpetual, royalty free, personal, non-transferable (except as permitted in Section 5.08) license (without any right to sublicense) under patents on sole inventions (as defined in Section 2.03(a) owned by Company, to make, have made, use, sell and import Lucent Products.

(c) Licenses granted pursuant to Sections 2.04(a) and 2.04(b) are not to be construed either (i) as consent by the licensor to any act which may be performed by the licensee, except to the extent impacted by a patent licensed herein to the licensee, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

(d) It is expressly understood and agreed that NO patent license is granted by Lucent to Company with respect to the CMR Technology or the HMG Technology. If such a patent license is required, it shall be negotiated separately, and be subject to additional fees and payments to Lucent.

**2.05 Licenses to Technology**

(a) Provided that Company has paid development fees as set forth in Appendix B2 and the royalties as set forth in Section 2.06, and subject to the

provisions of this Agreement, Lucent hereby grants to Company a personal, nontransferable (except as permitted in Section 5.08) and nonexclusive, worldwide right to use and/or copy (a) Lucent Information and (b) any Developed Information owned solely by Lucent (collectively hereinafter referred to as "Licensed Technical Information" (i) for the purpose of conducting the Development Project, (ii) to make, have made, use, sell, license with respect only to the Software portion of the Licensed Product in Object Code form, and import Licensed Products, and (iii) to create, use, copy perform or display Derivative Works of Licensed Technical Information (including Software). Company agrees that Software included in the Licensed Technical Information (hereinafter "Licensed Software") will be provided to customers only in Object Code form, in accordance with the provisions of Section 2.10. Company further agrees that Licensed Software provided in Source Code form may be used only for purposes of joint development resulting in the qualification of the DOCSIS 1.1 Licensed Product, and thereafter for the purpose of maintaining, supporting and improving the Licensed Products for customers. Notwithstanding any other provision in this Agreement to the contrary, it is understood that no Source Code will be delivered to Company until Company has paid the first three payments set forth in Appendix B2 totaling $700,000, and Company has delivered to Lucent the Bank Guarantee in accordance with Section 2.11.

Company shall have the right to make any Derivative Works of the Licensed Software, and such Derivative Works shall (a) if made solely by Company, constitute Developed Information owned solely by Company (except for the pre-existing works of Lucent incorporated into such Derivative Works) or (b) if made jointly by Company and Lucent, constitute Developed Information owned jointly by the Parties (except for the pre-existing works of Lucent incorporated into such Derivative Works) in accordance with Section 2.02. Any Lucent obligation to provide support, maintenance or other assistance is dependent upon (i) prior delivery to Lucent of all Derivative Works or other changes or fixes to the Licensed Software made or proposed by Company, and (ii) consent by Lucent to inclusion of such Derivative Works or other changes or fixes in the supported version of the Licensed Software. Lucent may impose additional charges in connection with its support provided for Derivative Works made by Company.

(b) Subject to the provisions of this Agreement, Company hereby grants to Lucent a personal, nontransferable (except as permitted in Section 5.08), and nonexclusive, worldwide rights to use and/or copy (a) Company Information and (b) any Developed Information owned solely by Company for the purpose of conducting the Development Project.

**2.06 Royalties**

(a) In consideration for the licenses granted to Company in accordance with Section 2.04(a), Company agrees to pay Lucent a royalty of Two (2%)

percent of the Fair Market Value of each Licensed Product which is sold, leased or put into use by Company, any distributor (see Section 2.13) or any of its Subsidiaries anywhere in the world. Royalty payments under this Section 2.06(a) shall be payable semiannually, in accordance with Section 2.07, commencing with the semiannual period during which this Agreement is executed. The royalty specified in this Section 2.06(a) shall accrue in respect of any Licensed Product upon the first sale, lease or putting into use of such Licensed Product. Company's obligation to pay royalties for time periods prior to any termination of licenses and rights pursuant to Article III shall survive such termination and the expiration of any patent.

(b) In consideration for the licenses granted to Company in accordance with Section 2.05(a), and subject to the minimum royalties set forth in Section 2.06(c), Company agrees to pay Lucent a royalty, as follows:

(i) For Licensed Products based upon DOCSIS 1.0 Technology, a 20% royalty based upon Fair Market Value, up to a total amount of royalties of $920,000, and after such $920,000 is paid to Lucent, a royalty of 5% of Revenue shall be paid to Lucent.

(ii) For Licensed Products based upon DOCSIS 1.1 Technology, a royalty based upon Fair Market Value, as follows:

| Percentage Royalty | Cumulative Number of Units Shipped |
|---|---|
| 3% | 1-1000 |
| 2% | 1001-2000 |
| 1% | 2000+ |

It is understood and agreed that Licensed Products shall be deemed to be based upon DOCSIS 1.1 Technology when such Licensed Products are DOCSIS 1.1 certified.

(c) In consideration for the license granted to Company in accordance with Section 2.05(a), Company agrees to pay Lucent a minimum royalty, creditable against the royalties otherwise due to Lucent pursuant to Section 2.06(a), as follows:

(i) The sum of Five Thousand ($US 5,000.00) Dollars payable on October 1, 2005, for the period beginning on the Effective Date and ending on September 30, 2006; and

(ii) The sum of Five Thousand ($US 5,000.00) Dollars payable on October 1, 2006 and on October 1 of each year thereafter, as long as this Agreement has not otherwise been terminated.

OK/AO

(d) No royalties shall be payable with respect to a reasonable number of (a) Licensed Products that are returned to Company due to defects therein, for which refunds are issued by Company, and (b) Licensed Products that are provided to customers solely for demonstration purposes.

**2.07 Payments and Records**

(a) Payments shall be made in United States dollars to the address specified in Section 5.06.

(b) The royalty payments set forth in Section 2.06 shall be reportable and payable within thirty (30) days after the end of each semi-annual period ending on June 30th or December 31st. Company shall furnish Lucent with a statement, certified by an authorized representative of Company, identifying in a reasonable manner (i) the number of units of Licensed Products that were subject to royalty during such semi-annual period, (ii) a description of the model number, and the features, functions and capabilities of each model of Licensed Product, and (iii) the amount payable pursuant to Section 2.06. If there are no such royalty, that fact shall be shown on such statement.

(c) Company shall keep full, clear and accurate records of units of Licensed Products. Company shall furnish whatever additional information Lucent may reasonably request from time to time to enable Lucent to ascertain the amounts of royalty payable pursuant hereto.

(d) Lucent shall have the right to make an examination and audit during normal business hours, not more frequently than annually and subject to prior clearance and coordination with Company, of all records kept pursuant to this Section 2.07 and such other records and accounts as may under recognized accounting practices contain information bearing upon the amounts of fees payable under this Agreement. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on checks or otherwise unless such statement appears in a letter signed by the party having such right expressly waiving such right and such letter is delivered to the other party. If such audit discloses a reported error of five percent (5%) or greater with respect to the reported sums paid during the applicable period subject to such audit, Company shall fully reimburse Lucent, promptly upon demand, for the reasonable fees and disbursements for completing such audit. Otherwise, the Lucent shall be responsible for the cost of each such audit.

(e) Overdue payments shall be subject to a late payment charge calculated at an annual rate of one percent (1%) over the prime rate (as posted in New York City during delinquency). If the amount of such late payment charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum amount.

**2.08 Taxes**

(a) Company shall bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any net income tax imposed upon Lucent in a jurisdiction other than the United States if such tax is allowable as a credit against the United States income taxes of Lucent; and (ii) any net income tax imposed upon Lucent by the United States or any governmental entity within the United States (the fifty (50) states and the District of Columbia).

(b) If Company is required to bear a tax, duty, levy or similar charge pursuant to (a) above, Company shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by Lucent hereunder after all such payments or withholdings equal the amounts to which Lucent is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not apply.

**2.09 No Other Licenses**

(a) Except as otherwise provided herein (including Section 5.10), no right is granted herein to either Party to use any identification (such as, but not limited to, trade names, trademarks, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by or used to identify the other Party or any of its Subsidiaries or any of its or their products, services or organizations, and that, with respect to the subject matter of this Agreement, each Party agrees it will not without the express written permission of the other Party (i) use any such identification in advertising, publicity, packaging, labeling or in any other manner to identify itself or any of its products, services or organizations; or (ii) represent directly or indirectly that any product, service or organization of the receiving Party is a product, service or organization of the other Party or any of its Subsidiaries, or that any product or service of such Party is made in accordance with or utilizes any information of the other Party or any of its Subsidiaries.

(b) Except as expressly set forth herein, no other right or license is either granted or implied by either party to the other with respect to any technical or business information, or with respect to rights in any patents, trademarks, copyrights, trade secrets, mask work protection rights, and other intellectual property. Company further understands and agrees that no rights or licenses under any third party information, software or intellectual property is being furnished or granted by Lucent hereunder, except with respect to the third-party software referenced in Section 2.09(c), and it shall be Company's sole responsibility to procure any such rights or licenses (even if such a right or license is necessary to exercise the rights expressly granted herein).

(c) The Parties acknowledge that the Licensed Product and/or Licensed Software may require incorporation and/or use of certain third party software of (i) Wind River, (ii) Broadcom, and (iii) Intel. The Parties agree to cooperate to obtain all necessary licenses and/or permissions for such incorporation and/or use. In the event that such licenses and/or permissions cannot be obtained without the payment of fees, such fees will be the responsibility of Company.

**2.10 Distribution of Licensed Software**

(a) The license to use Licensed Technical Information in Section 2.05 shall include the right, subject to Section 2.10(b), to sublicense the Licensed Software in Object Code form only (but only of a scope commensurate with the scope of Company's rights in this Section 2.10, subject to confidentiality provisions as least as restrictive as those in this Agreement and with no right to further sublicense) as is (A) necessary for Company to procure materials, parts and components, described in the Licensed Technical Information and/or Licensed Software, for use in the manufacture of Licensed Products by Company in accordance with this Agreement; or (B) necessary for the use of Licensed Products sold by Company to its customers, in the form furnished by Company to such customers, or (C) in connection with the sale or lease of Licensed Products to customers by distributors permitted in accordance with Section 2.13.

(b) Each sublicensing grant by Company under Section 2.10(a)(ii) shall include terms which require that Company's customers (i.e., sublicensees) must acknowledge in writing, before or at the time of furnishing each copy of Licensed Software, the following, subject to customary changes requested by such customers and approved by Lucent (which approval shall not be unreasonably withheld or delayed):

(i) such customer has only a personal, nontransferable and nonexclusive right to use such copy of the Licensed Software commensurate with the rights granted to Company;

(ii) no ownership interest in the Licensed Software is transferred to such customer;

(iii) such customer will not make more copies of the Licensed Software than permitted in its license agreement;

(iv) if a customer's right-to-use is terminated for any reason, such customer will either destroy or return all copies of the Licensed Software in its possession;

(v) such customer will not transfer the Licensed Software to any other party;

DK/BO

(vi) such customer will not export or re-export the Licensed Software without the appropriate United States and/or foreign government licenses; and

(vii) such customer will not reverse compile or disassemble the Licensed Software.

Company shall indemnify Lucent against any demand, claim or loss, including reasonable attorney fees, made by a customer as a result of the sublicense by Company of Licensed Software.

(c) Company agrees to use its reasonable best efforts to enforce the sublicensing agreement(s) with its customers as approved and executed in accordance with Section 2.10(b).

## 2.11 Bank Guarantee

Within 15 days after the execution of this Agreement, Company will provide to Lucent a written Bank Guarantee in a form of a Irrevocable Standby Letter of Credit, a sample of which is attached as Attachment E, without conditions of in the amount of $250,000. Further, such Bank Guarantee will be drawn upon a commercial bank located in the United States and may be drawn upon in total by Lucent in the event that Company fails to make any of the payments provided in this Agreement, or if Company is otherwise in breach of or default under this Agreement, and fails to cure such breach or default within fifteen (15) days after receipt of written notice of same. The aforesaid Bank Guaranty will be terminated and have no further force or effect when Lucent has received all of the payments due under this Agreement, including but not limited to the payments due under Appendix B2.

## 2.12 Limitations on Lucent Use of Developed Information

(a) Anything in this Agreement or in the SOW notwithstanding, in no event shall Lucent prior to the expiration of the Exclusivity Period (i) directly or indirectly sell, lease, license or deliver any product that uses or incorporates the entirety of the Developed Information and that performs the identical functions as the Licensed Product (any such product a "Competitive Product") to or for use by any Company Competitor, as that term is defined below, or (ii) enter into any lease, license or other agreement or arrangement that permits (expressly or otherwise) any Company Competitor to make, have made, use, lease, license, sell, offer for sale any Competitive Product. For the purposes of clarity, the preceding sentence shall not restrict Lucent with respect to (i) any product that uses or incorporates only a portion of the Developed Information, (ii) any product that performs functions different from the Licensed Product, or (iii) any product intended for sale or distribution to or for use by any entity that is not a Company Competitor. In addition, such preceding sentence shall not restrict Lucent with respect to licensing of Joint Inventions.

(b) As used in this Section 2.12, the term "Company Competitor" means any individual or entity primarily involved in the cable modem or broadband solutions industry that would be able to use Developed Information to design or manufacture or otherwise commercially exploit any Competitive Product.

(c) Lucent agrees to use reasonable commercial efforts to determine, in consultation with Company, if any individual or entity with whom or which it may deal is a Company Competitor. Upon the request of Lucent, Company will furnish Lucent with information in Company's possession relative to the status of any individual or entity as a Company Competitor and, if Company believes such individual or entity to be a Company Competitor, with the basis for such belief.

**2.13 Distribution of Licensed Product by Distributors**

(a) It is understood and agreed that Company may sell Licensed Products directly or through one or more distributors, subject to payment by Company to Lucent of royalties in accordance with Section 2.06, and subject to Company first obtaining approval, in writing, from Lucent, of each proposed distributor. The following provisions shall apply to each such distributor

(b) Each distributor may sub-license the Licensed Software that is pre-installed on the Licensed Product in the form provided by Company to such distributor, pursuant to the provisions of Section 2.10, provided that Company shall first execute a written agreement with each distributor that obligates such distributor to (i) comply with restrictions on distribution of Licensed Software as set forth in this Agreement, and (ii) confidentiality and export-control provisions set forth in this Agreement.

(c) Royalties shall be payable by Company to Lucent, with respect to each Licensed Product which is sold, leased or otherwise provided to a distributor, at the time it is so provided to the distributor, and irrespective of the time that the product may thereafter be provided to an end-user customer.

(d) Each distributor shall agree in writing that it will not violate applicable provisions of U.S. law, including but not limited to Export Control requirements.

(e) Company shall indemnify and hold Lucent harmless from and against any claim, loss, damage or expense, including attorney fees, incurred by Lucent as a result of the distribution of Licensed Product by any distributor appointed by Company.

(f) It is understood and agreed that, except as expressly set forth in this Section 2.13, nothing contained in this Agreement shall constitute any grant of licenses or rights to any distributor under any Lucent Patent or other intellectual property rights, nor grant any distributor any right to manufacture or modify the Licensed Product or make any changes to the Licensed Software.

## ARTICLE III
## TERMINATION

### 3.01 Breach

(a) In the event of a material breach of this Agreement by either Party, the other Party may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder by not less than two (2) months written notice specifying such breach, unless within the period of such notice all breaches specified therein shall have been remedied. Lucent's and its Subsidiaries' total cumulative liability to Company for all such breaches shall be the lesser of (i) the actual value of the injury or loss to Company as a consequence of such breach or (ii) fifty percent (50%) of the total fees paid to Lucent for the period preceding the breach. The foregoing limitation on liability shall not apply to the extent liability of Lucent or its Subsidiary arises from (i) its gross negligence or willful misconduct, or (ii) injury to person or property caused by Lucent or its employees and agents.

(b) Either Party shall be considered to be in default under this Agreement in the event that such Party or any of its Subsidiaries has not fully complied with, or is in default under, any other Agreement with the other Party or any of its Subsidiaries

### 3.02 Voluntary Termination

(a) Company shall have the right to terminate for convenience only the portion of the Development Project relating to the Product Definitions for the CMR Technology and the HMG Technology. Written notice of such termination shall be given to Lucent thirty (30) days prior to the date on which the termination will be effective. In the event of such termination, Company shall be required to pay only the monthly fees and expenses for the time period prior to the effective date of the termination.

(b) Company may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by providing at least two (2) months prior written notice of such termination; provided such termination shall not affect any of the rights or licenses granted by the terminating Party to the other Party. Such notice shall specify any affected patent, invention or product.

### 3.03 Termination; Events Of Default

(a) Upon the occurrence of any one or more of the following events, Lucent shall have the right, by notice to Company and in its sole discretion and without prejudice to any other rights or remedies which it may have under this Agreement or at law or in equity, to immediately terminate this Agreement in its

entirety and to suspend performance hereunder (including suspension of performance of the Development Project), without any further obligation or liability to Company except with respect to Licensed Products already shipped by Company:

(i) Company breaches its obligation to, or otherwise fails to make payment of any amount when due to Lucent, whether such amount results from an invoice, fee or charge due under the terms of this Agreement, and such breach or default continues for a period of 10 days after Company's receipt of notice thereof; or

(ii) Company otherwise breaches of any of its obligations under this Agreement and such breach continues for a period of 30 days after Company's receipt of notice thereof; or

(iii) Company breaches any term or condition of any license or its obligations with respect to protection of information under Article IV and that breach continues for a period of 10 days after receiving notice thereof; or

(iv) Company or any of its affiliates breaches any of the terms of any other agreement, as such breach is defined by such agreement, between Company or any of its Subsidiaries or affiliates and Lucent or any of its Subsidiaries or affiliates

(b) Each of the events described in subparagraphs (i), (ii), (iii) and (iv) above, constitutes an "Event of Default". If Lucent terminates this Agreement as a result of an Event of Default, Company will pay to Lucent, in addition to all other sums that may then be due, all losses incurred by Lucent in the enforcement of its rights under this Agreement

(c) Upon the occurrence of any one or more of the following events (a "Lucent Event of Default"), Company shall have the right, by notice to Lucent and in its sole discretion and without prejudice to any other rights or remedies which it may have under this Agreement or at law or in equity, to immediately terminate this Agreement in its entirety and to suspend performance hereunder, without any further obligation or liability to Lucent: (i) Lucent breaches its obligation under this Agreement, and such breach or default continues for a period of 30 days after Lucent's receipt of notice thereof, (ii) Lucent breaches any term or condition of any license or its obligations with respect to protection of information under Article IV and that breach continues for a period of 10 days after receiving notice thereof; or (iii) Lucent or any of its affiliates breaches any of the terms of any other agreement, as such breach is defined by such agreement, between Lucent or any of its Subsidiaries or affiliates and Company or any of its Subsidiaries or affiliates. If Company terminates this Agreement as a result of a Lucent Event of Default, Lucent will pay Company all losses incurred by

Company in the enforcement of its rights under this Agreement, subject, however, to the limitations and exclusions set forth in this Agreement.

**3.04 Survival**

(a) If a company ceases to be a Subsidiary of a Party, licenses and rights granted hereunder with respect to patents of such company shall not be affected by such cessation

(b) Any termination of licenses and rights of a Party under the provisions of this Article III shall not affect such Party's licenses, rights and obligations with respect to any Licensed Product made prior to such termination, and shall not affect the other Party's licenses and rights (and obligations related thereto) hereunder.

(c) The rights and obligations of the Parties which by their nature would continue past termination of this Agreement shall survive and continue after any such termination of this Agreement.

## ARTICLE IV
## PROTECTION OF INFORMATION

**4.01 Lucent and Company Confidential Information**

(a) Company and Lucent agree that

(i) Company will not use any of Lucent Information, and that Lucent will not use any of Company Information except as authorized herein;

(ii) Company shall hold all of Lucent Information and Lucent shall hold all of Company Information in confidence, and neither Party shall make any disclosure of any or all of such other Party's information to anyone, except to its employees, contractors, consultants and agents who have a need to know, and to any others to whom such disclosure may be expressly authorized hereunder and is necessary to implement the use authorized hereunder, and that each Party shall appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person, and each Party shall keep a list of each person to who any such disclosure is made;

(iii) the receiving Party will not, without the disclosing Party's express written permission, reverse engineer any of the furnished Lucent Information or Company Information;

(iv) the receiving Party will not, without the disclosing Party's express written permission, make or have made, or permit to be made,

more copies of any of the furnished Lucent Information or Company Information than are necessary for its use hereunder, and that each such copy shall contain the same proprietary notices or legends that appear on the furnished Lucent Information or Company Information being copied;

(v) all of Lucent Information shall remain the property of Lucent, and upon termination of this Agreement, Company shall, at Lucent's written request, immediately cease all use of Lucent Information and shall, as directed by Lucent, promptly destroy or deliver to Lucent each and every part specified by Lucent of Lucent Information then under Company or its Subsidiaries' control; for the purposes of clarification, the preceding sentence shall not require Company to destroy or deliver to Lucent any Lucent Information that has been embedded into a Licensed Product that has been provided to a customer.

(vi) all of Company Information shall remain the property of Company, and upon termination of this Agreement , Lucent shall, at Company written request, immediately cease all use of Company Information and shall, as directed by Company, promptly destroy or deliver to Company each and every part specified by Company of Company Information then under Lucent's or its Subsidiaries' control; and

(vii) if this Agreement is terminated by a Party for breach prior to completion of the Development Project, then: (i) the terminating Party may retain and use, in accordance with the terms and conditions of this Agreement, Company Information or Lucent Information, as appropriate, for a period of six (6) months from the date of termination, and (ii) the breaching Party shall, at the terminating Party's written request, immediately cease all use Company Information or Lucent Information, as appropriate, and shall, as directed by the terminating Party, promptly destroy or deliver to the terminating Party each and every part specified by the terminating Party of Company Information or Lucent Information, as appropriate, then under the breaching Party's or its Subsidiaries' control. For the purposes of clarification, the preceding sentence shall not require Company to destroy or deliver to Lucent any Lucent Information that has been embedded into a Licensed Product that has been provided to a customer.

**4.02 Joint Information**

(a) During the course of the Development Project, the Parties will maintain a list of Developed Information that is jointly owned pursuant to Section 2.02(b). All such Developed Information that is jointly owned shall, if in written or other tangible form, be marked "PROPRIETARY LUCENT-TECHNOPRISES" and shall be maintained confidential by both Parties. All such Developed

Information that is jointly owned, if in intangible form shall be reduced to a written or other tangible form within thirty (30) days and marked accordingly.

(b) Each Party may disclose or license the Joint Information, or any portion thereof, to a third party without the permission of and without accounting to, the other party provided that such third party agrees to confidentiality provisions for the Joint Information which are not less restrictive than the provisions herein.

(c) The Parties agree not to release any information regarding the existence or content of this Agreement, except as required by law or as provided in Section 5.10. The Parties may discuss the possibility of issuing a joint press release(s) regarding the relationship contemplated by this Agreement. However, except as otherwise provided herein (including Section 5.10), each of the Parties must agree in writing on the content and timing of such joint press release; provided, neither party shall be under any obligation to agree to any joint press release, each party being entitled to refuse, for any reason or no reason at all, with or without cause, to agree to the issuance of such joint press release

**4.03 Exceptions to Confidentiality**

Notwithstanding the provisions of Sections 4.01 or 4.02, neither Party shall be required to restrict use and/or disclosure with respect to portions of Lucent Information, Company Information or the Joint Information, if any:

(i) that are independently developed by the receiving Party, solely by personnel with no access to such portions furnished under this Agreement to the receiving Party;

(ii) that are lawfully received from another source having the right to so furnish such portions without breach of this Agreement;

(iii) that have become generally known to the public, provided that such public knowledge was not the result of any breach of this Agreement attributable to the receiving Party;

(iv) that at the time of furnishing to the receiving Party was known to the receiving Party as evidenced by documentation or other evidence available to the receiving Party;

(v) that the disclosing Party otherwise explicitly agrees in writing need not be kept confidential; (vi) that is disclosed pursuant to governmental or judicial order or request provided that the Party receiving such request or order shall, whenever practicable, promptly notify the other Party and shall reasonably cooperate with the other Party in contesting such disclosure or in obtaining confidential treatment of any disclosed information (at the other Party's sole cost and expense).

**4.04 Export Control**

Each Party hereby assures the other that it will not without a license or license exception authorized by the Bureau of Export Administration of the U.S. Department of Commerce, Washington, D.C. 20230, United States of America, if required:

(i) export or release any Deliverables (Technical Information or Licensed Software, including Source Code) obtained pursuant to this Agreement to a national of Country Groups D:1 or E:2 (15 C.F.R. Part 740, Supp. 1), Iran, Iraq, Serbia, Sudan, or Syria; or
(ii) export to Country Groups D:1 or E:2, or to Iran, Iraq, Serbia, Sudan, or Syria, the direct product (including processes and services) of the Technical Information or Licensed Software; o
(iii) if the direct product of the Technical Information is a complete plant or any major component of a plant, export to Country Groups D:1 or E:2, or to Iran, Iraq, Serbia, Sudan, or Syria, the direct product of the plant or major component.

This assurance will be honored even after the expiration or termination of this Agreement.

## ARTICLE V
## MISCELLANEOUS PROVISIONS

### 5.01 Compliance with Rules and Regulations and Indemnification

(a) Company personnel shall, while on any location of Lucent in connection with the Development Project, comply with Lucent's rules and regulations with regard to safety and security. Lucent shall inform such personnel of such rules and regulations. Company shall have full control over such personnel and shall be entirely responsible for their complying with Lucent's rules and regulations. Company agrees to indemnify and save Lucent harmless from any claims or demands, including the costs, expenses and reasonable attorneys' fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property to the extent they arise in connection with this Agreement and result from the willful misconduct or negligence of Company personnel; or (ii) Company personnel under Worker's Compensation or similar laws. Company agrees to defend Lucent, at Lucent's request, against any such claim or demand

(b) Lucent's personnel shall, while on any location of Company, in connection with the Development Project, comply with Company rules and regulations with regard to safety and security. Company shall inform such personnel of such rules and regulations. Lucent shall have full control over such personnel and shall be entirely responsible for their complying with Company rules and regulations. Lucent agrees to indemnify and save Company harmless

from any claims or demands, including the costs, expenses and reasonable attorneys' fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property to the extent they arise in connection with this Agreement and result from the willful misconduct or negligence of Lucent's personnel; or (ii) Lucent's personnel under Worker's Compensation or similar laws. Lucent agrees to defend Company, at Company request, against any such claim or demand.

(c) Each Party shall be solely responsible for (i) its personnel's remuneration, travel, living and other local expenses (unless agreed otherwise in a Statement of Work), and (ii) payment of all federal, state, social security and other payroll taxes in respect of its personnel, including contributions from them when required by the law of the country or any political subdivisions thereof in which such personnel is employed by such Party

(d) Lucent and Company shall, at all times, each retain the administrative supervision of their respective personnel

(e) Lucent and Company contemplate the provision of a mutually agreed upon reasonable amount of technical assistance or training services, some of which may be provided in countries outside of the United States. Company shall pay all travel and living expenses incurred by Lucent personnel in connection with such technical assistance or training services that are requested in writing by Company, except that travel and living expenses shall nevertheless be shared as provided in Sections 6.01 and 6.02

**5.02 Agreement Prevails**

This Agreement shall prevail in the event of any conflicting terms or legends that may appear on Lucent Information or Company Information or Joint Information.

**5.03 Accuracy**

Lucent believes that Lucent Information is true and accurate, and Company believes that Company Information is true and accurate, but neither Lucent nor Company nor their respective Subsidiaries shall be held to any liability for errors or omissions therein.

**5.04 Nothing Construed**

Neither the execution of this Agreement nor anything in it or in Lucent Information or in Company Information shall be construed as:

(i) an obligation upon either Party or their Subsidiaries to furnish, except as expressly provided in this Agreement, any assistance of any kind whatsoever, or any products or information other than

Company Information or Lucent Information or to revise, supplement or elaborate upon such information; o

(ii) providing or implying any arrangement or understanding, except to the extent set forth in this Agreement, that either Party or its Subsidiaries will make any purchase or lease from, or enter into any contract or other business arrangement with, the other Party or its Subsidiaries.

### 5.05 Disclaimer

**(a) All Deliverables, Lucent Information and other information furnished by Lucent under this Agreement is furnished "AS IS" with all faults, latent and patent, and without any warranty of any type. Notwithstanding the foregoing, Company and Lucent shall test the Deliverables in order to determine that the Deliverables are in substantial compliance with the Statement of Work set forth in Appendix B.**

**(b) Lucent and its Subsidiaries make no representations or warranties, express or implied. By way of example but not of limitation, Lucent and its Subsidiaries make no representations or warranties of merchantability or fitness for a particular purpose, or that the use of Deliverables, Lucent Information or other information will not infringe any patent or other intellectual property right. Lucent and its Subsidiaries shall not be held to any liability with respect to any claim by Company or any third party on account of, or arising from, the use of Deliverables, Lucent Information or other information furnished hereunder.**

(c) Neither Party or its Subsidiaries will under any circumstance, whether as a result of breach of contract, breach of warranty, delay, negligence, tort or otherwise, be liable to the other Party or to any third party for any consequential, incidental, special, punitive or exemplary damages and/or loss of profits or revenues of the other Party or any third party arising out of this Agreement, whether or not the applicable Party has been advised of the possibility of such damages. Notwithstanding the preceding sentence, claims for lost profits and consequential damages shall be available as a remedy for the breach of the obligations regarding protection of information set forth in Article IV and the obligations regarding intellectual property set forth in Article II hereto.

### 5.06 Addresses

(a) Any notice or other communication hereunder shall be sufficiently given to Company when sent by certified mail addressed to Technoprises, Ltd., Raul Wallemberg 12, Ramat Hachayal, 69719, Israel, or to LUCENT when sent by certified mail addressed to Lucent Technologies, Inc. Attention: Contract Administrator Intellectual Property Business 2400 SW [14]5th Avenue, Monarch Lakes Office Park, Miramar, FL 33027. Changes in such addresses may be specified by written notice.

Or/ge

(b) Payments by Company shall be made to Lucent at Lucent Technologies, Inc., Account No.375 121 0670, Bank of America, P.O. Box 281547, Atlanta, Georgia 30384-1547 USA . Alternatively, payments to LUCENT may be made by bank wire transfers to Lucent's account at Lucent Technologies Licensing, Account No.375 121 0670, Bank of America, 1401 Elm Street, Dallas, TX 75202 USA , ABA Code: 111000012, SWIFT CODE: NABKUS4A. Changes in such address or account may be specified by written notice.

**5.07 Integration**

This Agreement (including the attached Appendices) sets forth the entire Agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and agreements between them. Neither of the Parties shall be bound by any warranties, understandings, modifications or representations with respect to the subject matter hereof other than as expressly provided herein or in a writing signed with or subsequent to the execution hereof by an authorized representative of the Party to be bound thereby.

**5.08 Nonassignability**

The Parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and accordingly this Agreement may not be assigned by either Party during the Development Period. In addition, this Agreement may not be assigned by Company during the Exclusivity Period. Thereafter, this Agreement and the licenses and rights granted hereunder to Company may not be extended to entities other than Company's Subsidiaries without Lucent's express written consent, which consent shall not be unreasonably withheld or delayed. Company's Change of Control shall constitute an assignment for the purposes of this Section. However, if Company's successor retains or assumes all obligations and liabilities of Company under this Agreement, whether by operation of law or otherwise, Lucent may, but shall not be required to, consent to same. Lucent may assign this Agreement after the end of the Development Period, provided that any assignee shall be bound by confidentiality obligations of Lucent pursuant to this Agreement. In the event of any permitted assignment, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

**5.09 Choice of Law**

The Parties agree that the law of the State of New York, exclusive of its conflict of laws provisions, shall apply in any dispute or controversy arising with respect to this Agreement.

### 5.10 Agreement Confidentiality

The terms, but not the existence, of this Agreement shall be treated as confidential information by the Parties, and no Party shall disclose such terms to any third party without the prior written consent of the other Party. Notwithstanding anything herein to the contrary, each Party may (i) represent to third parties that such Party is licensed as provided by this Agreement; (ii) disclose this Agreement and its terms to potential acquirers of, investors in or lenders to such Party (including any representatives of the parties in such transaction), or disclosures reasonably necessary in connection with the divestiture of all or any portion of a Party's respective businesses, provided such disclosure is made pursuant to a written confidentiality agreement binding upon such potential acquirer, investor or lender which contains confidentiality obligations which are no less protective than at least the same degree of care the disclosing Party normally exercises to protect its own proprietary information of a similar nature; (iii) disclose this Agreement and its terms in any arbitration, mediation or other official dispute resolution procedure pursuant to a written confidentiality agreement binding upon the parties which contains confidentiality obligations which are no less protective than at least the same degree of care the disclosing Party normally exercises to protect its own proprietary of a similar nature; and (iv) disclose this Agreement and its terms which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that such Party provides the other Party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures. In addition, this Section shall not prevent a Party from making disclosures reasonably required by law or as required by a stock exchange.

### 5.11 Dispute Resolution

(a) If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the Parties agree to submit the dispute to a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the Parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration before a sole arbitrator which shall be governed by the United States Arbitration Act

(b) Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and (v) may be entered in any court.

(c) The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

(d) The arbitrator shall be knowledgeable in the legal and technical aspects of this Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of this Agreement.

(e) The place of mediation and arbitration shall be New York City.

(f) Each Party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

(g) A request by a Party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

(h) The arbitrator shall have authority to award compensatory damages only. The arbitrator shall have no authority to award punitive or other damages, and each Party irrevocably waives any claim thereto.

(i) Except as required by law, the Parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

**5.12 Relationship Between Parties**

Neither Party to this Agreement shall have the power to accept purchase orders on behalf of the other, bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party. The Parties acknowledge and agree that nothing contained in this Agreement shall be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.

**5.13 Force Majeure**

Neither Lucent nor Company shall be liable for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control, including but not limited to acts of God, extraordinary traffic conditions, riots, civil disturbances, wars, states of belligerency or acts of the public enemy, strikes, work stoppages, or the laws, regulations, acts or failure to act of any governmental authority. In the event that performance under this Agreement is prevented for a continuous period of two (2) months or longer by any of the foregoing causes, the Parties will use reasonable efforts to provide an acceptable work-around. If agreement cannot be reached by the Parties, the provisions of Section 3.02 shall apply.

### 5.14 Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

### 5.15 Waiver

Except as specifically provided for herein, the waiver from time to time by a Party of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party's rights or remedies provided in this Agreement. Any waiver must be in writing and signed by the Party granting same.

### 5.16 Severability

If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

### 5.17 Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original (including facsimile copies), but all of which together shall constitute one and the same instrument.

### 5.18 Non-Solicitation

During the Development Period and a period of one (1) year thereafter, neither Party will, directly or indirectly, employ, or solicit to employ or initiate contact with any employees of the other Party that are performing or may reasonably be expected to perform work in furtherance of the Development Project, for the purpose of inducing them to terminate their employment with the current employing Party, or to become employed by the other (non-employing) Party. This restriction shall not apply to any employee whose employment with a Party is involuntarily terminated or who has retired in good standing from such Party. The term "solicit to employ" shall not be deemed to include generalized

searches for employees through media advertisements, employment firms or otherwise, that are not focused on persons employed by a Party. For purposes hereof, "employ" shall include any employment, consultant, independent contractor, agent or similar relationship.

## ARTICLE VI
## SUPPORT AND OTHER SERVICES

### 6.01 Demonstration Support

During the term of the Agreement, Lucent agrees to provide a reasonable amount of support to Company with respect to the demonstration of the CMTS Technology in China and other areas of the world reasonably designated by Company. Such support shall not exceed six (6) people days per month during the portion of the Development Period relating to CMTS, nor ten (10) people days per month during the portion of the Development Period relating to CMR Technology and HMG Technology, and shall be subject to availability and scheduling constraints on Lucent personnel. Company shall reimburse Lucent for 50% of the travel and living expenses associated with the rendering of such support if such support is specifically requested by Company.

### 6.02 Qualification

Lucent shall reasonably assist Company (such as by providing bug-fixes) in connection with the process of making its Licensed Products that are based upon CMTS Technology acceptable for qualification and presenting such Licensed Products to Cable Labs and tComLabs.

Company agrees to pay all qualification expenses, to provide hardware and software required to qualification, and to provide its own staffing in connection with the qualification effort. Lucent agrees to cover bug fixing and provide a reasonable amount of support during the qualification process. Company will pay 50% of travel and living expenses of Lucent personnel for support that was requested by Company.

**IN WITNESS WHEREOF**, the Parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives on the respective dates entered below.

| **LUCENT TECHNOLOGIES INC.** | **Technoprises, Ltd.** |
|---|---|
| By: ____________ | By: [signature] |
| Name: ____________ | Name: ABITBOL Prosper |
| Title: ____________ | Title: TECHNOPRISES LTD |
| Date: ____________ | |

Dr/Ao

Date: 31-05-2004

**THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES**

## APPENDIX A
## DEFINITIONS

**Change of Control** means (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction, or series of related transactions, having similar effect); (d) there occurs a change in the composition of the Board of Directors of the Company within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; (e) the dissolution or liquidation of the Company; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

**Code** means Object Code and Source Code, collectively.

**Company Information** means informative material, software, technical information or other information, owned by Company or any of its Subsidiaries, disclosed hereunder by Company that is marked as "confidential" or "proprietary" at the time of disclosure to Lucent or, if disclosed orally, is identified at the time of disclosure as "confidential" or "proprietary" and followed by a summary in writing provided by Company to Lucent within sixty (60) days of the original disclosure.

**Derivative Work** shall mean (i) any work of authorship that is based, in whole or in part, upon one or more pre-existing works (e.g., the Licensed Technical Information), such as a revision, modification, translation, abridgment, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adopted and (ii) which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement.

**Developed Information** has the meaning set forth in Section 2.02.

**Development Period** means, unless otherwise mutually agreed in writing, the period commencing on the Effective Date of this Agreement and extending until completion of the last milestone of the Development Project unless terminated according to the provisions of Article III.

**Development Project** means (i) with respect to CMTS Technology, the performance of the work set forth in the Statement of Work in Appendix B, and the provision to Company of the Deliverables identified in Appendix B, and (ii) with respect to HMG Technology and CMR Technology, the provision of a Product Definition in a form agreed upon by the parties as such are contemplated in the general description set forth in Appendix B.

**Documentation** means all information, whether in human and/or machine-readable form, relating to Code, including but not limited to user manuals and materials useful for design (for example, logic manuals, flow charts, and principles of operation).

**Exclusivity Period** means the period beginning on the date on which any Licensed Products are first sold by Company, and ending one (1) year after such date.

**Fair Market Value** means, with respect to any Licensed Product sold, leased or put into use, the greater of (i) the selling price which a seller would realize from an unaffiliated buyer in an arm's length sale of an identical product in the same quantity and at the same time and place as such sale, lease or putting into use; or (ii) the selling price actually obtained for such Licensed Product in the form in which it is sold, whether or not assembled (and without excluding therefrom any components or subassemblies thereof which are included in such selling price). It is understood and agreed that Fair Market Value may be different depending upon the geographic region in which Licensed Product is sold, leased or otherwise put into use.

**Joint Information** has the meaning set forth in Article 4.02. By way of example, Joint Information includes newly developed manufacturing process information, product, service, software, technical information or other information that is developed while doing work specific to the Development Project by a contribution of one or more of one Party's employees, agents or consultants jointly with one or more of the other Party's employees, agents or consultants during the Development Period. The term does not mean and does not include any existing intellectual property, product or underlying information of a Party developed prior to the Effective Date of this Agreement or during the term of this Agreement solely by or on behalf of Lucent or Company.

**Joint Invention** shall have the meaning assigned in Section 2.04(b)(i) hereto.

DK/BJ

**Licensed Product** means cable modem termination systems designed in accordance with the Licensed Technical Information and operating under the control of the Licensed Software.

**Licensed Software and Licensed Technical Information** have the meanings set forth in Section 2.05.

**Lucent Information** means informative material, Licensed Software, Technical Information or other information, owned by Lucent or any of its Subsidiaries, disclosed hereunder by Lucent that is marked as "confidential" or "proprietary" at the time of disclosure to Company or, if disclosed orally, is identified at the time of disclosure as "confidential" or "proprietary" and followed by a summary in writing provided by Lucent to Company within sixty (60) days of the original disclosure.

**Lucent Products** means any and all products and services offered by Lucent or its Subsidiaries.

**Object Code** means code in machine-readable form generated by compilation, assembly or other translation of Source Code and contained in a medium which permits it to be loaded into and operated on by a processor.

**Revenue** means the money received from the sale or lease of Licensed Products that incorporate the Developed Information less (a) the amount of any refund to, or credit to the account of, any customer because of rejection or return of Licensed Products by the customer; and (b) customary charges incurred for such items as taxes, freight and trade discounts. Revenue also includes money received from sublicensing as permitted by this Agreement.

**Software** means Code and associated Documentation that is identified in Appendix B and intended by the Parties to be included in the Deliverables.

**Source Code** means code in any programming language contained in any format, including human and machine-readable formats, such code including all comments and procedural code plus all related development documents such as, but not limited to, flow charts, schematics, statements of principles of operations or any other specifications.

**Subsidiary** of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) that does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation

PK/pe

or other legal entity shall be deemed to be a Subsidiary of such company only as long as such control or ownership and control exists.

**Technical Information** means all documented informative material (excluding patents and patent applications and excluding Code), including without limitation, Documentation, technical memoranda, technical reports, data and drawings of whatever kind in whatever tangible medium, specifications, tangible know-how, processes, manuals, instructions, directories, schematics, sketches, photographs, graphs, dies, molds, tools, tooling, samples, price lists, part lists and descriptions, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, that is identified in Appendix B and intended by the Parties to be included in the Deliverables.

# APPENDIX B1
# STATEMENT OF WORK
# for
# Development of CMTS Technology

This Statement of Work will be governed by and construed in accordance with the terms of the Agreement, but to the extent there is any inconsistency between the terms of this Statement of Work and those of the Agreement, the terms of the Statement of Work shall take precedence and control the work tasks identified herein.

## General Description of the portion of the Development Project relating to CMTS Technology

The CMTS Technology is hardware and software that allows 100-base-T circuits to connect to a cable plant. The Lucent-developed prototype consists of software, circuit packs, and other hardware, housed in a 19-inch chassis for rack mounting. The prototype provides one downstream transmitter and from 1 to 8 upstream receivers. The Technology is designed to conform to the DOCSIS 1.1 standard but, initially, supports only DOCSIS 1.0 cable modems, both US-DOCSIS and Euro-DOCSIS.

The Technology includes schematic drawings, assembly drawings, and printed-wiring artwork, Object Code, and Source Code. After qualification of the CMTS Technology with Cable Labs and tComLabs, Company may use Source Code only to maintain and support a Licensed Product and to enhance, improve and add features to the Licensed Product. In such event, Lucent shall have no obligation to support, maintain or fix any mismatch from the DOCSIS specification unless such a mismatch is found in the Licensed Technical Information originally provided by Lucent. Lucent shall in no event be responsible for hardware changes made by Company to any Lucent-developed prototype or design.

## Schedules

The Schedule for Deliverables is as follows:

| Deliverable | Anticipated Completion Date |
|---|---|
| 1 | 6/1/2004 |
| 2 | 8/1/2004 |
| 3 | 9/1/2004 |
| 4 | 10/30/2004 |
| 5 | 11/30/2004 |

Note: There will be no more deliverables after Deliverable #5.

As part of the Development Project, Company and the Lucent team may refine the schedule on a mutually agreed upon basis. The team will hold at a minimum, monthly status calls, which may include face-to-face status meetings, in additional to scheduled technical meetings.

## STATEMENT OF WORK
## for
## Creation of Product Definitions for CMR Technology and HMG Technology

General

Lucent agrees to provide six (6) people for a period of three (3) months; three of these people will be assigned to perform various tasks of the type set forth in Appendix D, with respect to the Product Definition for CMR Technology, while the other three of these people will be assigned to perform various tasks of the type set forth in Appendix D with respect to the Product Definition for HMG Technology. Each Product Definition will include estimates of development expenses as well as marketing expenses. At least 20% of the effort related to the Product Definition for CMR Technology and HMG Technology will be dedicated to agreed-upon joint marketing activities, including, without limitation, participation in international exhibitions, consulting work related to functionality definitions and business traveling expenses.

At the end of the three month period, and subject to receipt of full payment, the following deliverables generated during the three month period shall be provided to Company:

- project plan;
- product architecture and performance definition; and
- high level system architecture.

**General Description of HMG Technology**

The HMG Technology to be described in the Product Definition will add new functionality to Company's existing Set Top Box (the "Set Top Box"). Technology that will be included will address solutions for multiple TV's and home networking, including a low cost H.264 decoding capability. In addition, the Parties will include HDTV decoding functionality, taking into consideration that such devices are highly cost sensitive especially if sold under CE label. This Product Definition will contemplate development activity for a period of twelve (12) months with a prototype available in 9 months and a marketable product, with necessary certifications, available at the end of 12 months. The Product Definition will list types of architecture and technical designs of the HMG Technology to achieve a complete design review for management approval, which shall include activities substantially similar to those described in Appendix D, Tentative Sample List of Action Items for CMR and HMG Product Definition. By way of clarification, it is understood and agreed that the CMR and HMG Product Definitions will NOT themselves include designs for the products to which such Product Definitions pertain, and are not intended to, in themselves, enable manufacture of such products.

PK/Ao

**General Description of CMR Technology**

The CMR Technology is a system that enables and manages the distribution and delivery of video contents in DSL, Cable, terrestrial and satellite broadcasting and wireless systems. The CMR Technology consists of an enclosure with replaceable circuit blades and associated software. The functionality of the CMR Technology includes video service switching, video storage with DVR applications in the network, video encoding, video transcoding, and video encapsulation. In addition, it will provide VOD services, including enhanced video applications. It is capable of accepting video source in analog or digital, SD or HD formats. The video source will be compressed in MPEG2, MPEG4, H.264 or WM9. It can be configured to deliver both SD or HD compressed video. The compressed video will be encapsulated for delivery in an IP network. The compressed video bit rate can be either pre-configured or automatically negotiated via communication protocols.

The CMR Technology has flexible, scalable product architecture, allowing for technology advances and taking advantage of new processing power and lower cost technologies. It is able to adapt to various network architectures and markets. It further includes capability to adapt to variable access and display devices. It also utilizes communication protocols to support a wide variety of end-points. It will be designed for broadcast and service provider requirements with remote management and fault protection

## APPENDIX B2
## Cost of Development Project

Company shall pay to Lucent a total of One Million Five Hundred Thousand ($1,500,000) US Dollars for the portion of the Development Project relating to CMTS.

Payment shall be made as follows:

(a) $120,000 has been previously paid to Lucent on account of this Agreement, receipt of which is acknowledged.

(b) $380,000 shall be paid to Lucent before or concurrently upon execution by Company of this Agreement.

(c) $200,000 shall be paid to Lucent on June 1, 2004, concurrent with delivery to Company of Source Code for Licensed Software and Documentation containing a hardware configuration suitable for the commercial manufacture and deployment of the CMTS Technology, all as part of Deliverable #1.

(d) The remaining $800,000 shall be paid to Lucent in accordance with Table 1, subject to testing and acceptance of the Deliverables by Company:

Table 1

| Anticipated Date of Payment | Amount of Payment | Deliverable |
|---|---|---|
| August 1, 2004 | $150,000 | Deliverable #2 |
| September 1, 2004 | $150,000 | Deliverable #3 |
| October 30, 2004 | $150,000 | Deliverable #4 |
| November 30, 2004 | $200,000 | Deliverable #5 |
| Upon Euro DOCSIS qualification. However, in the event that Company shall have, in Lucent's opinion, ceased using reasonable efforts to obtain such qualification, Lucent shall so notify Company, and this payment shall become payable no later than March 1, | $150,000 | |

| | | |
|---|---|---|
| 2005. | | |

Sections 2.07 and 2.08 of the Agreement shall apply to the development fees set forth in this Appendix B2. Payments to Lucent shall be made within 15 days following the rendering of an invoice, or 30 days following the end of the month in which the work was performed, if Lucent fails to render an invoice. All payments are non-refundable. If the parties agree on additional development work, additional fees will be applicable.

The payments set forth in Table 1 shall be made by Company to Lucent following Delivery of each of the Deliverables. For purposes of this Agreement, Delivery shall mean delivery of documents, software code, or test results set forth in the defined Deliverable. In the case of software code delivery.with respect to Deliverable 1, Lucent shall deliver its current version of the Source Code., In the case of software code delivery.with respect to Deliverables 2 through5, Lucent shall also document material compliance with the Test Cases set forth below in connection with each respective Deliverable.

For each Deliverable 2 through 5 delivered by Lucent to Company, Company shall, within twenty one (21) business days (the "Review Period") of receipt of such Delivery, (i) review and test the Deliverable (such tests are set forth under "Test Case Legend" below) and accept them if they contains no material nonconformities with the specifications in this SOW, or (ii) notify Lucent in writing of non-acceptance for non-conformities. Lucent shall, upon receipt of a notice of non-acceptance, use its reasonable good faith efforts within twenty one (21) business days to correct the specified material nonconformities and shall notify Company of the completion of such obligation. Company shall, after receipt of such notice from Lucent, review the corrected Deliverable and report to Lucent as provided in the preceding sentence. Company shall do so promptly using diligent efforts, but in no event shall such review by Company exceed twenty one (21) business days after receipt of notice from Lucent. Company shall have no obligation to repeat the foregoing cycle more than three (3) times. If Lucent does not repair all non-conformities with the Deliverable, Company shall be entitled to terminate this Agreement.

Note: All items in each Deliverable will include their ECNs up to the current wave. All ECNs for the target qualification wave shall be included in the last Deliverable.

Deliverables for Development Project:

Deliverable #1 (6/1/2004)
- Initial Team Introduction.
- Teams tasks assignment.

– Source Code Delivery.
- Lucent hardware design package shall be manufacturable. However Lucent is not responsible for hardware changes made by the Company

Deliverable #2 (8/1/2004)
– Stable Code - Ability to register multiple modems in 1.1/1.0 modes on multiple upstream channels with CPEs attached performing FTP upload and download. Advanced features such as PHS, fragmentations, CPE learning might be disabled to accomplish this target.
– PHY-01, 03, 04, 05, 06, 13
– MAC-01, 02, 04, 06, 07, 08, 13, 16, 17
– MP-04

Deliverable #3 (9/1/2004)
– Completion of missing MIBS and MIB Variables. Priority will be given to those variables required for ATP testing.
– OSS-02, 03, 06, 16
– BPI-01, 07, 08, 14, 15

Deliverable #4 (10/30/2004)
– Full QA Stability tests.
– DOCSIS 1.1 Compatible SW – Supporting Multiple SF, PHS, Fragmentation BPI+, Remote and Local DSx, IGMP, Full MIBs in v1/2/3 modes. All features are tested.
– SF-02, 03, 05, 06, 08.
– MP-08

Deliverable #5 (11/30/2004)
– Full ATP Cycle.
– Interoperability with known certified 1.1 and 2.0 (in 1.1 mode) modems of known brands.
- ECN updates for Target Wave.
- Code Ready for submission.
- CableLabs Qualification Support.- including Lucent participation in a Dry Run
- DOCSIS PICS filing_This is a joint effort between Lucent and Company.

Note: There will be no more deliverables after Deliverable #5.

Test Case Legend:

OSS-02: CMTS MIB Walk.
OSS-03: CM and CMTS SNMP_V1 Protocol Test.
OSS-06: CMTS Standard MIB Tests.

OSS-16: CMTS Event Reporting.
MP-04: Upstream Channel Change.
MP-08: Dynamic Channel Change.
BPI-01: BPI Unicast Data Transfer.
BPI-07: BPKM Protocol Test.
BPI-08: BPI Unicast Data Transfer for DOCSIS 1.1.
BPI-14: BPKM Protocol Test.
BPI-15: Data Transfer using Dynamic SAID.
SF-02: Dynamic Service Flows.
SF-03: Unsolicited Grant Service.
SF-05: Fragmentation.
SF-06: Concatenation.
SF-08: Classifiers.
Physical-01: CMTS Output frequency and CM Input power and frequency ranges.
Physical-03: CMTS Noise and Spurs.
Physical-04: CMTS ITU-T J.83 Annex B Compliance (Except Interleaving).
Physical-05: CMTS and CM ITU-T J.83 Annex B Interleaving Subset.
Physical-06: CMTS Output Spectrum.
Physical-13: CMTS Input power operating range.
MAC-01: Standard Initialization.
MAC-02: Piggybacking.
MAC-04: Standard Configuration.
MAC-06: Back off.
MAC-07: Sync Timing.
MAC-08: UCD Message.
MAC-13: Class of Service.
MAC-16: IP Multicast
MAC-17: DCI/UP-DIS

It is comtemplated that Company will pay to Lucent a total of Three Hundred Ninety Thousand ($390,000) US Dollars for the portion of the Development Project relating to Product Definitions for the Home Media Gateway and Cross Media Router.

Payment shall be made as follows:

| | For HMG | For CMR | TOTAL |
|---|---|---|---|
| June 1, 2004 | $65,000 | $65,000 | $130,000 |
| July 30, 2004 | $65,000 | $65,000 | $130,000 |
| CMR Milestone 1 | | $65,000 | $65,000 |

DK /AO

| | | |
|---|---|---|
| HMG Milestone 1 | $65,000 | $65,000 |

CMR Milestone 1: (To be expected August 31, 2004)

- Project plan for CMR development
- Product architecture and performance definition
- High level system architecture

HMG Milestone 1: (To be expected August 31, 2004)

- Project plan for HMG development
- Product architecture and performance definition
- High level system architecture

Ox /Ilo

# APPENDIX C
## Lucent Patents

The following is the list of patents owned or controlled by Lucent that apply to the Licensed Product, and such identified patents shall be deemed to be Lucent Patents for the purpose of the license set forth in Section 2.04.

- U.S. Patent 4,750,136 - Communication System Having Automatic Circuit Board Initialization Capability
- U.S. Patent 4,914,650 - Bandwidth Sharing and Congestion Control Scheme For an Integrated Voice and Data Network
- U.S. Patent 5,631,846 - Upstream Communications For Interactive Networks
- U.S. Patent Application Serial No. 10/391982 – (Carroll 4) - Methods And Apparatus For Rescheduling A Communication System Channel After A Channel Property Change
- U.S. Patent Application Serial No.# 10/388981 – (Carroll 5) - Method And Apparatus For Aligning Timing Intervals Across Communication System Channels

## APPENDIX D
## Sample List of Action Items for CMR/HMG Product Definitions

The following table lists the activities to be performed during the course of preparation of the Product Definitions for CMR and HMG. However, the payment is determined by the schedule listed in Appendix B2.

**ACTION ITEM**

**MARKETING**
**Marketing Study**
**Choice of Consultants**
**Off the shelf studies**
**Reviews and preparations**
**First dry run with customers**
**Preliminary Products Definition**
**First field validation work @ exhibits:**
- **Prepare the events**
  - **List of type of persons to meet**
    - **List of people**
    - **Booths and Work shops to visit**
- **Go to: Europe (Mediacast, Paris, Germany)**
- **Go to: USA (SCTE, Supercomm)**
- **Field Work**
  - **Setting up and making the meetings**
  - **Booth / Q&A design and preparation**

**Pre Sell-Telco/Cable/ISP):**
**Background Interviews**
**Conference calls**
**Roadshow**
- **Roadshow 1 - USA**
  - **Preparations**
  - **Conclusions**
- **Roadshow 2 - EUR**
  - **Preparations**
  - **Conclusions**
- **Roadshow 3 - Far East**
  - **Preparations**
  - **Conclusions**

**PR / Advertising:**
**Press release**
- **Writing the press releases**
- **Issues**

No 1 – JV
No 2 - Idea behind
No 3 – Launch
Other Activities
DEVELOPMENT PLAN
Cross Media Router
Concept definition
Marketing Requirements Doc (spec/price/time)
System Architecture
System preliminary design (High level design: H/W block diagram, main components, S/W modules, etc.)
Project preliminary development cost & duration (Including ATP, QA, Certifications, etc.)
Management approval
Reliability Analysis
QA's plan
Product estimated cost (BOM)
Management approval
Home Media Gateway
Concept definition
Marketing Requirements Doc (spec/price/time)
System Architecture
System preliminary design (High level design: H/W block diagram, main components, S/W modules, etc.)
Project preliminary development cost & duration (including ATP, QA, Certifications, etc.)
Management approval
Reliability Analysis
QA's plan
Product estimated cost (BOM)
Management approval
SYSTEMS AND ORGANIZATION
Communication SW
Present options
Choose
Set up first communication
Periodic Conference Calls
Development
Training
Management

D ⨯ /n c

# APPENDIX E
## Form of Irrevocable Standby Letter of Credit

**LUCENT TECHNOLOGIES INC**

**Irrevocable Standby Letter of Credit No. XXX**

We hereby issue our Irrevocable Standby Letter of Credit as per following specifications:

| | |
|---|---|
| Form of Credit: | Irrevocable |
| Credit Number: | |
| Date of issue of credit: | |
| Date and place of expiry: | January 15, 2005 |
| Issuing Bank: | XXXXXXXXX(TECHNOPRISES' BANK) |
| Advising Bank: | Chase Manhattan Bank (LUCENT'S BANK). |
| Applicant: | TECHNOPRISES LTD<br>address.................... |
| Beneficiary: | LUCENT TECHNOLOGIES INC<br>600 Mountain Avenue<br>Murray Hill NJ 07974<br>USA |
| Currency/Amount: | USD $250,000.00 |
| Available with: | Chase Manhattan Bank (LUCENT'S BANK) |
| by: | Payment. We shall effect payment with a deferred value date of 3 (three) banking days after receipt of documents strictly complying with the terms and conditions of this Irrevocable Standby Letter of Credit. |
| Partial drawings: | allowed |
| Covering / relating to: | TELECOMMUNICATIONS EQUIPMENT AND SERVICES |
| Documents: | Beneficiary's duly signed statement that applicant TECHNOPRISES LTD, HAS FAILED IN THEIR PAYMENT OBLIGATIONS PURSUANT TO THE TERMS OF CONTRACT (#) DATED (DATE) BETWEEN APPLICANT AND BENEFICIARY, AS THEREAFTER AMENDED AND SUPPLEMENTED BY APPLICANT AND BENEFICIARY ("CONTRACT") RELATING TO PURCHASE ORDERS AND THAT LUCENT TECHNOLOGIES INC IS ENTITLED TO THE AMOUNT DEMANDED HEREIN PURSUANT TO THE TERMS OF THE SAID CONTRACT. |
| Additional conditions: | IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR 120 DAYS FROM THE PRESENT OR ANY FUTURE EXPIRY DATE HEREOF, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO SUCH EXPIRATION DATE, (TECHNOPRISES'S BANK) NOTIFIES THE BENEFICIARY IN WRITING BY REGISTERED MAIL OR COURIER THAT (TECHNOPRISES'S BANK) ELECTS NOT TO CONSIDER THIS STANDBY LETTER OF CREDIT RENEWED FOR SUCH FURTHER PERIOD. |

The bank agrees to honor the beneficiary's demand for payment, presented in compliance with the terms of this standby letter of credit, without enquiring whether the beneficiary has a right as between itself and the applicant to make such a demand and without recognizing any claim of the applicant.

| | |
|---|---|
| Commission and charges: | All commission and charges are for applicant's account. |
| Period for Presentation of documents: | Within credit validity |

DL / B.

Operative instrument: Yes

We hereby undertake that payment will be effected if documents tendered comply with the credit terms and if all other conditions of this credit are fulfilled. This credit is issued subject to Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC Publication No. 500.

Documents to be sent to us by registered airmail / by courier service in one lot to the following address:
Address of TECHNOPRISES' BANK